UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2023

Newmark Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38329	81-4467492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Park Avenue, New York, NY 10017
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 372-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	NMRK	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 10, 2023 (the “Effective Date”), Barry Gosin, the Chief Executive Officer of Newmark Group, Inc. (the “Company”), entered into an amended and restated employment agreement (the “Agreement”) with Newmark Partners, L.P. (“Newmark OpCo”) and Newmark Holdings, L.P. (“Newmark Holdings” or the “Partnership”). The Agreement provides for a term through at least 2024, with the term running through 2025. Pursuant to the terms of the Agreement as described further below, Mr. Gosin’s annual salary will remain at $1,000,000 and he will receive an annual cash bonus of $1,500,000. Mr. Gosin will receive an upfront advance award of 1,145,475 Newmark Holdings non-exchangeable non-distribution earning partnership units (“NPSUs”) (calculated by dividing $10,000,000 by the Company’s stock price of $8.73 on February 10, 2023) attributable to each year of the term Mr. Gosin will also be eligible for a discretionary bonus, if any, subject to approval of the Compensation Committee.

The Agreement provides for up to $12,500,000 in total annual compensation (comprised of $1,000,000 salary, $1,500,000 cash bonus, and $10,000,000 attributed to equity) to Mr. Gosin for each of calendar years 2022 through 2025. The partnership units are subject to forfeiture and conditions on vesting and exchange as set forth in detail below. The Agreement is structured to retain Mr. Gosin over the term and incentivize him to maximize stockholder value. The Agreement was approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) after careful consideration of Mr. Gosin’s contributions to the Company.

The Agreement replaces the current employment agreement between Mr. Gosin and Newmark OpCo dated December 1, 2017, along with certain letter agreements between Mr. Gosin and the Partnership and BGC Holdings, L.P., respectively, dated December 1, 2017. Following the term above, the Agreement shall be continuously extended until (i) Mr. Gosin notifies the Company, (ii) the Company notifies Mr. Gosin or (iii) the Agreement otherwise terminates in accordance with its terms. Mr. Gosin’s notice period shall be six (6) months and the Company’s shall be three (3) months, as set forth in the Agreement.

Pursuant to the Agreement, as noted above, as consideration for the services he is expected to provide pursuant to the Agreement, Mr. Gosin will be granted (i) a cash bonus in the gross amount of one million five hundred thousand dollars ($1,500,000) with respect to each of calendar years 2022, 2023, 2024 and 2025 (each, a “Cash Bonus”), payable at such time as bonuses with respect to the applicable calendar year are generally distributed to employees of the Company in connection with the Company’s year-end compensation review process, and (ii) as an advance against future compensation, a yearly award of NPSUs with respect to each of calendar years 2022, 2023, 2024 and 2025, calculated by dividing $10,000,000 by the stock price on February 10, 2023, which is the date the Compensation Committee approved the Agreement and the parties fully executed the Agreement. Subject to the terms of the Agreement and the grant documents under which such NPSUs are awarded, such NPSUs shall convert into an amount of non-exchangeable partnership units of Newmark Holdings (“PSUs”), as adjusted by the then current exchange ratio, in four (4) equal tranches on April 1, 2023 and December 31 of 2023 through 2025 or as soon as practicable thereafter, and subject to the conditions that, as of each applicable conversion date (i) the Company (including its affiliates) earn, in aggregate, at least $10,000,000 in gross revenues in the calendar quarter in which the applicable conversion is to occur, and (ii) except as otherwise provided in the Agreement, Mr. Gosin continues to perform substantial services exclusively for the Company or any affiliate, remains a partner in Newmark Holdings, and complies with the terms of the Agreement and any of his obligations to the Partnership, the Company or any affiliate.

Further, the Company has agreed to grant Mr. Gosin exchangeability at the then-current exchange ratio, of each tranche of PSUs issued in conversion of the NPSUs as described above, in one-seventh (1/7th) increments on, or as soon as practicable after, December 31 each year through 2025 and thereafter the then remaining non-exchangeable PSU balance shall be split into one-fourth (1/4th) increments per year for December 31 of 2026-2029, with each monetization contingent upon Mr. Gosin being employed in good standing, except if Mr. Gosin’s employment is terminated without Cause (as defined in the Agreement) following a Change of Control (as defined in the Agreement) or otherwise. Notwithstanding the foregoing, if Mr. Gosin is employed in good standing through December 31, 2025, then seventy-five percent (75%) of the aggregate number of PSUs issued in conversion as described above, less the number of PSUs that became eligible for or were otherwise monetized during the term, shall become exchangeable and the remainder of such PSUs issued in conversion of the NPSUs, to the extent not already exchangeable, shall become exchangeable effective December 31 of 2026-2029. The foregoing is subject to the terms of the Agreement and any applicable early termination rights as defined therein.

During Mr. Gosin’s term of employment, Newmark OpCo may terminate the Agreement for “Cause,” as defined therein, without further obligation, or due to Mr. Gosin’s death or disability. If Mr. Gosin is terminated without Cause (other than due to Mr. Gosin’s death or disability), he shall be entitled to receive, subject to his execution and delivery of a customary release, (i) his salary through the remainder of the term of employment, (ii) any unpaid Cash Bonus amounts on the originally scheduled payment dates, (iii) Mr. Gosin’s then non-exchangeable partnership units will, as determined by the applicable

General Partner, be (a) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such termination; or (b) exchanged into restricted shares of stock and become transferable ratably over first (1st) through third (3rd) anniversaries of such termination (provided that, with respect to clauses (a) and (b), Mr. Gosin continues to satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the Agreement through the applicable transfer date). If Mr. Gosin is terminated due to his death or permanent physical disability, he shall be entitled to receive, subject to his execution of a customary release, (i) his salary through the date of termination, (ii) any unpaid Cash Bonus amount due with respect to a completed calendar year paid in full, (iii) any unpaid Cash Bonus amounts due with respect to the calendar year in which the date of termination occurs, paid pro-rata for the period of January 1 of such year to the date of termination, (iv) a prorated number of the NPSUs issued as described above and scheduled to convert into PSUs on the next conversion date will so convert (and any remaining NPSUs shall be forfeited), and (v) Mr. Gosin’s PSUs (but excluding the NPSU award described above) will, as determined by the applicable General Partner, be (y) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such termination or (z) exchanged into restricted shares of stock and become transferable ratably over first (1st) through third (3rd) anniversaries of such termination (provided that, with respect to clauses (y) and (z), in the case of disability, Mr. Gosin continues to satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the Agreement through the applicable transfer date).

In the event of a change of control (“Change of Control”), which will occur if the Company is, or substantially all of the real estate brokerage and related businesses of the Company are, no longer controlled by Cantor Fitzgerald, L.P. (“Cantor”), Howard W. Lutnick, or a person or entity controlled by, controlling or under common control with Cantor, exclusive of limited ownership changes, the Agreement provides that Mr. Gosin’s then non-exchangeable partnership units will, as determined by the applicable General Partner, be (a) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such Change of Control or (b) exchanged into restricted shares of stock and become transferable ratably over first (1st) through third (3rd) anniversaries of such Change of Control or as soon as practicable thereafter, provided that Mr. Gosin remains employed in good standing through each applicable redemption or vesting or transfer date. Additionally, in the event that, during the three-year period immediately following a Change of Control, Mr. Gosin’s employment is terminated without Cause (as defined in the Agreement), subject to Mr. Gosin’s execution and delivery of a customary release, Mr. Gosin will be entitled to a lump-sum payment of $12,500,000 and certain medical benefits as described in the Agreement, and Mr. Gosin’s then non-exchangeable partnership units will, as determined by the applicable General Partner, be (y) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such termination or (z) exchanged into restricted shares of stock and become transferable ratably over first (1st) through third (3rd) anniversaries of such termination (provided that, with respect to clauses (y) and (z), Mr. Gosin continues to satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the Agreement through the applicable transfer date).

In the event of Mr. Gosin’s permanent retirement from the Company and the real estate brokerage industry, and only if Mr. Gosin is employed in good standing through December 31, 2025, it is the current intention of the General Partner of Newmark Holdings that, subject to Mr. Gosin’s execution and delivery of a customary release, (i) Mr. Gosin will receive his cash bonus for the applicable year, (ii) Mr. Gosin’s then non-exchangeable partnership units held at the time of retirement (excluding the NPSU award described above) shall, at Mr. Gosin’s election, either be (a) as determined by the General Partner, redeemed for cash or stock ratably over the first (1st) through fourth (4th) anniversaries of such retirement or (b) exchanged into restricted shares of stock or deferred cash upon such retirement and become transferable ratably over the first (1st) through fourth (4th) anniversaries of such retirement, and (iii) the NPSU award described above shall be treated in accordance with the conversion and exchangeability schedules described above; provided that Mr. Gosin continues to be retired and satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the share documentation through the applicable transfer, redemption or distribution date.

The Agreement provides for “Permitted Activities” that Mr. Gosin can engage in both during and following his employment, including conditions for which Mr. Gosin may purchase or invest in real estate, including with an institutional real estate fund, in certain non-competitive circumstances. Subject to the foregoing, the Agreement provides that during Mr. Gosin’s term of employment and for a period of two (2) years thereafter (the “Non-Compete Period”), Mr. Gosin may not compete with the Company or any affiliate (subject to customary exceptions including ownership of less than 5% of the securities of a publicly traded competitor and certain investments in ownership of real property). Mr. Gosin also may not, during the Non-Compete Period, solicit, entice away, perform services for or engage in any transaction or arrangement with, any clients or prospective clients of the Company or any affiliate. Subject to Mr. Gosin’s execution and delivery of a customary release, among other requirements, Mr. Gosin is entitled to receive $83,333.33 per month during the Non-Compete Period (unless Mr. Gosin breaches the Agreement, at which time any such payments will cease). Additionally, the Agreement provides that during Mr. Gosin’s term of employment and for a period of five (5) years thereafter, Mr. Gosin may not solicit, hire, affiliate for profit with or retain for his benefit or the benefit of anyone other than the Company or any affiliate, the employment or other services of any employees, consultants or independent contractors of the Company or any affiliate.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

10.1	Employment Agreement, dated February 10, 2023, by and among Barry Gosin, Newmark Holdings, L.P. and Newmark Partners, L.P.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Newmark Group, Inc.

Date: February 14, 2023	By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chairman

[Signature Page to Form 8-K, dated February 14, 2023, regarding Barry Gosin Employment Agreement]